                                                                    Exhibit 12.1

M.A. Hanna Company
Ratio of Earnings to Fixed Charges
(in thousands)


                                            Three Months
                                               Ended
                                              March 31                      Year Ended December 31
                                         ----------------------------------------------------------------------
                                            1996      1995       1995       1994      1993      1992       1991
                                         ----------------------------------------------------------------------
Consolidated pretax income from
continuing operations                    $23,426   $21,078   $ 98,821   $ 66,222   $37,654   $27,005   $(16,195)

 Adjustments
  Fixed charges - excluding
  capitalized interest

    Consolidated interest expense          6,036     6,937     26,278     28,549    32,258    32,509     23,221

    Interest portion of rental expense     1,548     1,432      5,942      5,624     5,281     4,729      4,905
                                         ----------------------------------------------------------------------

      Total fixed charges                  7,584     8,369     32,220     34,173    37,539    37,238     28,126
                                         ----------------------------------------------------------------------

Adjusted earnings                        $31,010   $29,447   $131,041   $100,395   $75,193   $64,243   $ 11,931
                                         ======================================================================

Ratio of earnings to fixed charges          4.09      3.52       4.07       2.94      2.00      1.73       0.42
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